News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. REPORTS STRONG THIRD QUARTER 2021 RESULTS

Yardley, PA - October 25, 2021. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2021.

Highlights

•Earnings per share $0.79 versus $1.59 in 2020
•Adjusted earnings per share increased to $2.03 over the $1.96 in 2020
•Global beverage can volumes grew 3%, 7% excluding Vietnam
•Repurchased $759 million in Company shares year to date through October 22
•Completed sale of European Tinplate business
•Ranked #1 by Sustainalytics in metal and glass packaging sector for minimizing ESG risk
•Joined The Climate Pledge and committed to be carbon neutral by 2040, 10 years ahead of The Paris Agreement.

Net sales in the third quarter were $2,920 million compared to $2,489 million in the third quarter of 2020 reflecting the pass through of higher material costs and increased beverage can and transit packaging sales unit volumes.

Income from operations was $348 million in the third quarter compared to $315 million in the third quarter of 2020. Segment income was $379 million in the third quarter compared to $367 million in the prior year third quarter primarily due to increased sales unit volumes.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “The Company’s results in the quarter were solid despite certain anticipated global inflationary and supply chain pressures in addition to extensive lockdown measures in Vietnam to stem the spread of COVID. Crown remains on track for another record year in earnings. Strong performances in our North American beverage and food businesses combined with the Transit Packaging business more than offset weakness in Asia Pacific due to notably softer volumes in Vietnam. In addition, while volume in the country remains strong, the Brazil business faced a very difficult comparison as that market experienced a “V-shaped” pandemic recovery during the third quarter of 2020. As expected, the sale of our European Tinplate business to KPS Capital Partners was completed on August 31st. In addition to having implemented a quarterly dividend in March, the Company has repurchased $759 million of its shares through October 22nd, executing on our strategy of returning capital to shareholders.

“Beverage can demand growth continues to be very robust, and we expect this trend to continue in the coming years. Customers and consumers recognize and appreciate the inherent benefits of the aluminum can, including the fact that it is the most recycled beverage package in the world. Approximately 75% of new beverage products are now being introduced in cans, more than double the rate of just five years ago. To support the significant increase of current and future requirements, Crown is implementing several beverage can capacity expansion projects globally including both new facilities and additional lines in existing plants. Importantly, this new capacity, underpinned by multi-year supply agreements, will meet the needs of a diverse and balanced customer portfolio encompassing a wide array of both existing and new alcoholic and non-alcoholic beverage segments.

“During the quarter, we commercialized production on the second line at our new facility in Bowling Green, KY, began operations on the third line of the Olympia, WA plant and are currently commencing operations at our new plant in Vung Tau, Vietnam. These projects, in addition to the others that the Company has announced and is currently implementing, set the stage for continuing profitability growth in 2022 and beyond.

“The Company continues to make tremendous strides on its sustainability journey. Crown again holds the top position for mitigating environmental, social and governmental (ESG) risk within the metal and glass packaging sector, following a new assessment by ESG ratings provider Sustainalytics. The organization also advanced Crown to the Negligible Risk category, a designation achieved by only 1% of the more than 12,000 global companies reviewed. In addition, our North American Beverage Packaging business recently ranked within the U.S. Environmental Protection Agency’s Top 25 Green Power Partners from the Fortune 500 list for demonstrating a commitment to advancing the green power market. Also during the quarter, the Company joined The Climate Pledge, a commitment to be net-zero carbon across our operations by 2040, ten years ahead of The Paris Agreement.”
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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Interest expense was $66 million in the third quarter of 2021 compared to $69 million in 2020 primarily due to lower outstanding debt balances.

Net income attributable to Crown Holdings in the third quarter was $102 million compared to $214 million in the third quarter of 2020. Reported diluted earnings per share were $0.79 in the third quarter of 2021 compared to $1.59 in 2020. Adjusted diluted earnings per share increased to $2.03 over the $1.96 in 2020.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Nine Month Results
Net sales for the first nine months of 2021 increased to $8,340 million from $6,932 million in the first nine months of 2020, primarily due to the pass through of higher material costs and increased sales unit volumes.

Income from operations was $1,060 million in the first nine months of 2021 compared to $741 million in the first nine months of 2020. Segment income in the first nine months of 2021 was $1,143 million versus $882 million in the prior year period primarily due to increased sales unit volumes.

Interest expense was $203 million for the first nine months of 2021 compared to $220 million in 2020 primarily due to lower outstanding debt balances.

Net income attributable to Crown Holdings in the first nine months of 2021 was $441 million compared to $428 million in the first nine months of 2020. Reported diluted earnings per share were $3.32 compared to $3.18 in 2020. Adjusted diluted earnings per share were $5.99 compared to $4.43 in 2020.

Outlook
The Company currently expects fourth quarter adjusted earnings in the range of $1.50 to $1.55 per share, and full year adjusted earnings in the range of $7.50 to $7.55 per share.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. Reconciliations of estimated adjusted diluted earnings per share for the fourth quarter and full year of 2021 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. Segment income, adjusted free cash flow, adjusted net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from
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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, October 26, 2021 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on November 2. The telephone numbers for the replay are 203-369-1354 or toll free 866-461-2738.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of the coronavirus pandemic on the Company’s operations, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the impact of the coronavirus pandemic on demand for the Company’s products; the future impact of currency translation; the continuation of performance and market trends in 2021, including consumer preference for beverage cans and increasing global beverage can demand; and the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines, including any delays related to the pandemic, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2020 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.
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Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$2,920	$2,489	$8,340	$6,932
Cost of products sold	2,322	1,926	6,548	5,462
Depreciation and amortization	113	105	336	315
Selling and administrative expense	148	132	438	394
Restructuring and other	(11)	11	(42)	20
Income from operations (1)	348	315	1,060	741
Pension settlements and curtailments		5		61
Other pension and postretirement	(1)	(6)	(4)	(19)
Foreign exchange		1	(1)	(16)
Earnings before interest and taxes	349	315	1,065	715
Interest expense	66	69	203	220
Interest income	(2)	(2)	(5)	(7)
Income from continuing operations before income taxes	285	248	867	502
Provision for income taxes	74	70	285	143
Equity earnings	5	1	10	4
Income from continuing operations	216	179	592	363
Income from discontinued operations, net of tax	38	66	156	137
Loss from disposal	(123)		(199)
Income (loss) from discontinued operations	(85)	66	(43)	137
Net income	131	245	549	500
Net income from continuing operations attributable to noncontrolling interests	29	31	107	72
Net income from discontinued operations attributable to noncontrolling interests			1
Net income attributable to Crown Holdings	$102	$214	$441	$428

(1) Reconciliation from income from operations to segment income follows.
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Earnings Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income attributable to Crown Holdings
From continuing operations	$187	$148	$485	$291
From discontinued operations (1)	(85)	66	(44)	137
Total	$102	$214	$441	$428
Earnings per share attributable to Crown Holdings:
Basic earnings per share from continuing operations	$1.45	$1.11	$3.68	$2.18
Basic earnings per share from discontinued operations	(0.66)	0.50	(0.34)	1.02
Basic earnings per common share	$0.79	$1.61	$3.34	$3.20

Diluted earnings per common share from continuing operations	$1.44	$1.10	$3.65	$2.16
Diluted earnings per common share from discontinued operations	(0.65)	0.49	(0.33)	1.02
Diluted earnings per common share	$0.79	$1.59	$3.32	$3.18

Weighted average common shares outstanding:
Basic	128,725,626	133,300,255	131,854,039	133,546,285
Diluted	129,707,246	134,355,476	132,861,714	134,456,274
Actual common shares outstanding at quarter end	128,009,299	134,763,007	128,009,299	134,763,007

(1) Discontinued operations does not include any allocation of interest expense or indirect costs.

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Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Income from operations	$348	$315	$1,060	$741
Intangibles amortization	42	41	125	121
Restructuring and other	(11)	11	(42)	20
Segment income	$379	$367	$1,143	$882

Segment Information

Net Sales	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Americas Beverage	$1,151	$960	$3,240	$2,608
European Beverage	513	418	1,381	1,094
Asia Pacific	280	281	941	852
Transit Packaging	644	511	1,838	1,495
Total reportable segments	2,588	2,170	7,400	6,049
Other segments (1)	332	319	940	883
Total net sales	$2,920	$2,489	$8,340	$6,932

Segment Income
Americas Beverage	$190	$193	$575	$456
European Beverage	76	76	216	152
Asia Pacific	32	41	131	125
Transit Packaging	83	72	235	189
Total reportable segments	381	382	1,157	922
Other segments (1)	39	32	111	81
Corporate and other unallocated items	(41)	(47)	(125)	(121)
Total segment income	$379	$367	$1,143	$882

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and U.K.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release. Some or all of each reconciling item is reported within discontinued operations in the Consolidated Statement of Operations.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$102	$0.79	$214	$1.59	$441	$3.32	$428	$3.18
Intangibles amortization (1)	42	0.32	45	0.33	130	0.98	134	1.00
Restructuring and other (2)	(9)	(0.07)	10	0.07	(40)	(0.30)	20	0.15
Pension settlements and curtailments (3)			5	0.04			61	0.45
Income taxes (4)	5	0.04	(10)	(0.07)	56	0.42	(48)	(0.35)
Loss from discontinued operations (5)	123	0.95			199	1.49
Noncontrolling interests (6)					10	0.08
Adjusted net income/diluted earnings per share	$263	$2.03	$264	$1.96	$796	$5.99	$595	$4.43

Effective tax rate as reported (7)	56.8%		27.2%		42.9%		26.8%

Adjusted effective tax rate (7)	22.4%		25.6%		23.6%		25.8%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the third quarter and first nine months of 2021, the Company recorded charges of $42 million ($33 million net of tax) and $130 million ($99 million net of tax) for intangibles amortization arising from prior acquisitions. In the third quarter and first nine months of 2020, the Company recorded charges of $45 million ($33 million net of tax) and $134 million ($101 million net of tax) for intangibles amortization.

(2)In the third quarter and first nine months of 2021, the Company recorded net restructuring and other gains of $9 million ($6 million net of tax) and $40 million ($27 million net of tax), including a second quarter gain of $30 million arising from a favorable court ruling in Brazil related to overcharges of indirect taxes paid in prior years. In the third quarter and first nine months of 2020, the Company recorded net restructuring and other charges of $10 million ($8 million net of tax) and $20 million ($16 million net of tax) primarily related to business reorganization activities.
(3)In the third quarter and first nine months of 2020, the Company recorded charges of $5 million ($4 million net of tax) and $61 million ($49 million net of tax) arising from pension plan settlements.

(4)In the third quarter and first nine months of 2021, the Company recorded income tax benefits of $6 million and $18 million related to the items described above. The Company also recorded benefits of $8 million in the first six months of 2021 related to tax law changes in the U.K. and India; a charge of $40 million in the second quarter of 2021 for deferred tax valuation adjustments in France; and charges of $31 million and $11 million, respectively, in the second and third quarter of 2021 for tax costs arising from reorganizations and other transactions required to prepare its European Tinplate business for sale. In the third quarter and first nine months of 2020, the Company recorded benefits of $15 million and $49 million related to the items described above. Also in the third quarter of 2020, the Company recorded tax charges of $5 million primarily related to tax
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law changes in the U.K. In the first quarter of 2020, the Company recorded benefits of $4 million arising from tax law changes in India.

(5)In the third quarter and first nine months of 2021, the Company recorded after-tax charges of $123 million and $199 million (primarily due to cumulative translation adjustments and tax charges) in connection with the sale of its European Tinplate operations.

(6)In the second quarter of 2021, the Company recorded noncontrolling interest charges of $10 million related to the items described above.

(7)The reported and adjusted effective tax rates include income from discontinued operations, which is reported net of tax in the statement of operations. Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdiction.

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Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2021	2020
Assets
Current assets
Cash and cash equivalents (1)	$2,261	$613
Receivables, net	1,840	1,468
Inventories	1,670	1,242
Prepaid expenses and other current assets	304	203
Current assets held for sale	30	827
Total current assets	6,105	4,353

Goodwill and intangible assets, net	4,671	4,826
Property, plant and equipment, net	3,838	3,368
Other non-current assets	1,392	1,060
Non-current assets held for sale		2,043
Total	$16,006	$15,650

Liabilities and equity
Current liabilities
Short-term debt	$79	$109
Current maturities of long-term debt	1,862	72
Accounts payable and accrued liabilities	3,594	2,557
Current liabilities held for sale		910
Total current liabilities	5,535	3,648

Long-term debt, excluding current maturities	6,034	8,039
Other non-current liabilities	1,550	1,461
Non-current liabilities held for sale		187

Noncontrolling interests	443	409
Crown Holdings shareholders' equity	2,444	1,906
Total equity	2,887	2,315
Total	$16,006	$15,650

(1)In October 2021, the Company used $1,837 million of its cash balance to repay the principal and make interest and make-whole premium payments on its €650 million notes originally due July 2022 and its $1.0 billion notes originally due January 2023. The Company expects to record a charge of approximately $67 million in the fourth quarter for the premium payments and the write-off of deferred financing costs.

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2021	2020

Cash flows from operating activities
Net income	$549	$500
Depreciation and amortization	352	360
Restructuring and other	(40)	20
Loss from disposal of discontinued operations	89
Pension expense	36	80
Pension contributions	(287)	(16)
Stock-based compensation	27	23
Working capital changes and other	(481)	(658)
Net cash provided by for operating activities (1)	245	309
Cash flows from investing activities
Capital expenditures	(512)	(333)
Proceeds from sale of business, net of cash	2,255
Proceeds from sale of assets	24	8
Other	24	16
Net cash provided by/(used for) investing activities	1,791	(309)
Cash flows from financing activities
Net change in debt	(19)	92
Dividends paid to stockholders	(79)
Common stock repurchased	(745)	(58)
Dividends paid to noncontrolling interests	(56)	(43)
Other, net	(14)	35
Net cash provided by/(used for) financing activities	(913)	26

Effect of exchange rate changes on cash and cash equivalents	(34)	(1)

Net change in cash and cash equivalents	1,089	25
Cash and cash equivalents at January 1	1,238	663

Cash and cash equivalents at September 30 (2)	$2,327	$688

(1)Adjusted free cash flow is defined by the Company as net cash used for operating activities less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three and nine months ended September 30, 2021 and 2020 follows.

(2)Cash and cash equivalents includes $66 and $75 of restricted cash at September 30, 2021 and 2020.

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Adjusted Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash from operating activities	$76	$547	$245	$309
U.K. pension settlement (3)	271		271
Interest included in investing activities (4)	12	13	25	28
Transaction fees (5)	37		47
Capital expenditures	(187)	(134)	(512)	(333)
Adjusted free cash flow	$209	$426	$76	$4

(3) In September 2021, the Company made a contribution of $271 million to its U.K. defined benefit pension plan in anticipation of a full settlement of the plan’s obligations in November 2021, as previously announced. The Company expects $175 million of this contribution to be repaid as the plan sells its remaining illiquid assets during 2021 and 2022.

(4)Interest benefit of cross currency swaps included in investing activities.

(5)Transaction fees and costs related to the sale of the Company’s European Tinplate business.

Reconciliation of Adjusted EBITDA

				Twelve Months Ended
	September YTD 2021	September YTD 2020	Full Year 2020	September 30, 2021
Income from operations	$1,060	$741	$1,048	$1,367
Add:
Intangibles amortization	125	121	162	166
Restructuring and other	(42)	20	30	(32)
Segment income	1,143	882	1,240	1,501
Depreciation	211	194	260	277
Adjusted EBITDA	$1,354	$1,076	$1,500	$1,778

Total debt				$7,975
Less cash				2,261
Net debt at September 30				$5,714

Adjusted net leverage ratio				3.2x
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